Exhibit 5.1

Madison A. Jones

+1 202 728 7087

madison.jones@cooley.com

December 23, 2022

Marker Therapeutics, Inc.

4551 Kennedy Commerce Dr.

Houston, TX 77027

Ladies and Gentlemen:

You have requested our opinion, as counsel to Marker Therapeutics, Inc., a Delaware corporation (the “Company”), with respect to certain matters in connection with the resale by the Purchaser (as defined below) of (i) 1,804,098 shares (the “Commitment Shares”) of the Company’s common stock, par value $0.001 per share (“Common Stock”), and (ii) additional shares of Common Stock having aggregate sales proceeds of up to $25,000,000 (the “Purchase Shares” and, together with the Commitment Shears, the “Shares”), pursuant to a Registration Statement on Form S-1 (the “Registration Statement”), filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), and the related prospectus contained therein (the “Prospectus”). The Commitment Shares have been issued and the Purchase Shares are to be sold by the Company in accordance with a Purchase Agreement, dated December 12, 2022 (the “Agreement”), between the Company and Lincoln Park Capital Fund, LLC (the “Purchaser”), as described in the Prospectus.

In connection with this opinion, we have examined and relied upon the Registration Statement and the Prospectus, the Agreement, the Company’s certificate of incorporation and bylaws, each as currently in effect, and originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials, and the due authorization, execution and delivery of all documents by all persons other than the Company where authorization, execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

We have assumed (i) that each sale of Purchase Shares will be duly authorized by the Board of Directors of the Company, a duly authorized committee thereof or a person or body pursuant to an authorization granted in accordance with Section 152 of the General Corporation Law of the State of Delaware (the “DGCL”), (ii) that no more than 23,966,892 Purchase Shares will be sold under the Agreement and (iii) that the price at which the Purchase Shares are sold will equal or exceed the par value of the Shares. We express no opinion to the extent that future issuances of securities of the Company, anti-dilution adjustments to outstanding securities of the Company and/or other matters cause the number of shares issuable under the Agreement to be available for issuance by the Company.

Our opinion herein is expressed solely with respect to the DGCL. Our opinion is based on these laws as in effect on the date hereof. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

Cooley LLP 1299 Pennsylvania Avenue NW STE 700

Washington, DC 20004-2400

Marker Therapeutics, Inc.

Page Two

On the basis of the foregoing, and in reliance thereon, we are of the opinion that (i) the Commitment Shares are validly issued, fully paid and nonassessable and (ii) the Purchase Shares, when sold and issued against payment therefor in accordance with the Agreement, the Registration Statement and the Prospectus, will be validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

COOLEY LLP

By:	/s/ Madison A. Jones
Madison A. Jones

Cooley LLP 1299 Pennsylvania Avenue NW STE 700

Washington, DC 20004-2400